Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports, dated May 22, 2013 relating to the consolidated financial statements of Alliant Techsystems, Inc. and subsidiaries and the effectiveness of Alliant Techsystems, Inc. and subsidiaries’ internal control over financial reporting incorporated by reference in the Annual Report on Form 10-K of Alliant Techsystems, Inc. for the year ended March 31, 2013 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Minneapolis, Minnesota
September 10, 2013